UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mack-Cali Sets the Record Straight Following Bow Street’s Disingenuous, Misleading Statements Regarding Settlement Discussions

JERSEY CITY, N.J., May 20, 2019 — Mack-Cali Realty Corporation (NYSE: CLI) (the “Company” or “Mack-Cali”) today issued a public statement in response to a letter dated May 17, 2019 from Bow Street Special Opportunities Fund XV, LP (“Bow Street”) to William L. Mack, Chairman of the Mack-Cali Board of Directors, regarding recent settlement discussions between Mack-Cali and Bow Street relating to Bow Street’s ongoing proxy contest.  Mack-Cali believes it is important to set the record straight about Bow Street’s deceptive and misleading portrayal of the circumstances in which the settlement discussions between the parties were terminated.

Last week, Mr. Mack accepted a request from a representative of Bow Street for a meeting to discuss an amicable resolution of Bow Street’s proxy contest.  In the days following, Mr. Mack met with Bow Street’s representative on two occasions.  During these meetings, the parties discussed and reached an agreement regarding the terms of a potential settlement.

Under the agreement, the Mack-Cali Board of Directors would nominate two candidates from Bow Street’s slate to stand for election as directors at the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”), in addition to the other candidates previously nominated by the Board.  The parties also agreed that the Board would establish a Strategic Review Committee (the “Committee”) comprising four independent directors, including two of the Company’s incumbent directors and the two Bow Street nominated directors, to conduct a review of the Company’s strategic direction.  The Committee would determine, with the assistance of one or more independent real estate valuation firms, the value that could be realized in a sale of the Company or all or a portion of its assets, on a going concern basis, and make a recommendation to the Board, including as to whether it would be advisable to consider a sale of the Company or any of its assets at this time, continue to execute on the Company’s business plan and ongoing asset portfolio transformation, or take other actions that it deems advisable.

On May 16, 2019, the Company provided to Bow Street a draft settlement agreement reflecting the terms agreed upon by Mr. Mack and Bow Street’s representative.  To the Company’s surprise, Bow Street responded by providing a revised draft that demonstrated a 180-degree flip from the settlement terms previously agreed upon by the parties.  Among other things, Bow Street’s draft contemplated that the Committee would conduct a sale process, including hiring an investment banker and receiving acquisition proposals from third parties.  Moreover, Bow Street’s draft provided that Bow Street would be actively involved in the Committee’s work, including engaging with potential bidders “to the extent Bow Street deems necessary” and presenting its views to the Committee at least twice before the Committee would make any final recommendation to the Board.

In essence, Bow Street’s revised draft contemplated that Bow Street, a 4.5% stockholder and an interested party that submitted to the Company its own proposal to acquire certain of Mack-Cali’s premier assets at a grossly inadequate price, would not only participate in a sale process alongside the independent members of the Committee, but also effectively control that process and the evaluation of any third-party offers, while at the same time having the right to submit its own bids to acquire the Company or selected assets.  Given Bow Street’s expressed desire to either buy certain of the Company’s assets at a price well below their fair market value or preserve its right to bid on the whole Company, Bow Street’s unacceptable proposed settlement terms would result in a clear conflict of interest and a dangerously unfair process that would position the hedge fund to profit at the expense of all other Mack-Cali stockholders.

In its letter, Bow Street describes its revisions to the settlement agreement as mere “clarifications” that were “entirely within the spirit” of the parties’ previous discussions, which is just not true.  The Company believes that Bow Street’s response to the Company’s fair and generous settlement proposal (well above and beyond anything that a relatively small, recent investor such as Bow Street could expect) clearly indicates that Bow Street is not interested in reaching a fair settlement and that the sole objective of its proxy contest remains to facilitate its self-interested proposal to acquire Mack-Cali’s premium office assets at a grossly inadequate price or to force a “fire sale” of the Company in order to make a quick profit on its recent investment, to the detriment of all other stockholders.  The Company believes that Bow Street has again employed a “bait and switch” strategy in an effort to advance its self-interested agenda.  Bow Street’s conduct (including the fact that it chose to disclose the content of confidential settlement communications without the Company’s permission) raises serious concerns about Bow Street’s good faith, integrity and trustworthiness.

While the Company continues to believe that an amicable resolution of Bow Street’s expensive and disruptive proxy contest would be in the best interests of the Company and its stockholders, in these circumstances, the Company had no choice but to terminate settlement discussions with Bow Street.

Mack-Cali strongly recommends that stockholders vote the WHITE proxy card “FOR” all of Mack-Cali’s 11 nominees.

Every Stockholder’s Vote Is Important,
No Matter How Many or How Few Shares You Own

Stockholders who have questions or require any assistance voting their shares should contact Mack-Cali’s proxy solicitor:

MacKenzie Partners, Inc.

Stockholders may call toll-free: (800) 322-2885

OR

Collect: (212) 929-5500

About Mack-Cali Realty Corporation

One of the country’s leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey.  Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city’s flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward-Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”).  The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting.  The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov.  INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali, its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company is set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company.  These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies are available at no charge on the Company’s website at https://www.mack-cali.com.

Contacts:

David Smetana	Deidre Crockett
Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
Chief Financial Officer	Senior Vice President,
(732) 590-1035	Corporate Communications
dsmetana@mack-cali.com	and Investor Relations
(732) 590-1025
dcrockett@mack-cali.com

Proxy Solicitor:	Media Contacts:

Lawrence E. Dennedy	Andrew Siegel / Viveca Tress
MacKenzie Partners, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(212) 929-5500	(212) 355-4449
ldennedy@mackenziepartners.com